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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15 (d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  April 28, 1997
                                                --------------------------

                               Pacific Enterprises
              ------------------------------------------------------
              (Exact name of registrant as specified in its charter)


                                   California
                  ---------------------------------------------
                  (State or other jurisdiction of incorporation


                1-40                             94-0743670
       ----------------------         ------------------------------------
       Commission File Number         (I.R.S. Employer Identification No.)


             555 West Fifth Street, Los Angeles, California 90013-1011
             ---------------------------------------------------------
                     (Address of principal executive offices)
                                  (Zip Code)


                               (213) 895-5000
             ----------------------------------------------------
             (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS


           The information set forth and incorporated by reference below supplements the information contained in Pacific Enterprises' 1996 Annual Report to Shareholders under the caption "Management's Discussion and Analysis - SoCalGas Operations - Factors Influencing Future Performance - Performance Based Regulation." Such information has been incorporated by reference in Pacific Enterprises' Annual Report on Form 10-K for the year December 31, 1996.

           On April 21, 1997, an Administrative Law Judge (ALJ) issued a proposed decision on Southern California Gas Company's application to the California Public Utilities Commission (CPUC) for performance based regulation (PBR). The proposed decision will be reviewed by the CPUC which may accept, reject or modify it in rendering a final decision on the application. Southern California Gas Company (SoCalGas) is Pacific Enterprises' principal subsidiary.

           A summary of the principal elements of SoCalGas' PBR application and the ALJ's proposed decision is set forth in a Reply to Media Inquiry to be used by SoCalGas in responding to media and other inquiries concerning the proposed decision. The text of the Reply to Media Inquiry is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

Item 7. - Financial Statements and Exhibits.
          (c)  Exhibits
               99.1 Reply to Media Inquiry of Southern California Gas
               Company.




SIGNATURE
---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC ENTERPRISES
---------------------
    (Registrant)



Ralph Todaro
-----------------------------
Ralph Todaro
Vice President and Controller
(Chief Accounting Officer and
duly authorized signatory)
Date:  April 28, 1997


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                         For Reply to Media Inquiry


(The  ALJ's  Proposed Decision on SoCalGas' "Performance  Based  Regulation"
application was released on Monday, April 21. The Proposed Decision maintains that SoCalGas' plan is flawed and that several key elements must be modified to be acceptable. The following statement may be used to respond to inquiries concerning the ALJ's Proposed Decision.)


      SoCalGas is disappointed with the ALJ's Proposed Decision (PD) on our PBR application. While it departs from our proposed PBR application in many respects, the Proposed Decision should not be mistaken as a final CPUC decision in this case.

     Following are some of the key differences between SoCalGas' plan and the PD.
                                  Indexing

     SoCalGas' Proposal. Our proposal calls for rate indexing which will ensure that base rates grow at less than the rate of inflation (inflation minus a productivity factor). We are suggesting a "productivity factor" that will reduce real rates (after adjusting for inflation) annually by 1%. This is twice the industry average for productivity improvements by U.S. gas distribution companies over the last 10 years. Base rates in 1995 would have been 13% lower than actual rates had this type and level of indexing been in place from 1985 to 1995.

      PD.   The  PD  rejects  rate  indexing and adopts  revenue  or  margin
indexing.   The  major  difference  is  that  margin  indexing  removes  the risk/reward potential for shareholders arising from higher or lower gas throughput to core customers. Additionally, the PD recommends a higher productivity factor of 1.5%, and instead of the common "inflation minus x" indexing formula where "x" is the productivity factor, the decision adopts a more complicated formula. In general, using this formula produces a substantially higher value for "x" compared with simply using the productivity factor alone.

                               Pricing Issues

      SoCalGas' Proposal. We are requesting an increase in the customer charge from roughly $5 to $12.50 -- the actual cost of serving residential customers -- over the five-year period covered by PBR. We want to reduce (volumetric) rates for gas, and narrow the rate increase paid when customers exceed the monthly baseline amount from 35% to 10%. The net result: no increase in the average residential customer bill. Finally, we're seeking the flexibility for optional tariffs to provide customers with more pricing choices for utility service.





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      PD.   The  PD claims that issues such as residential rate  design  and
pricing   flexibility  are  inappropriate  for  consideration   in   a   PBR
application.  The PD defers action to a future proceeding.

                          New Products and Services

      SoCalGas' Proposal. Our proposal seeks authorization to offer on a competitive basis products and services that we have not previously offered. They would be offered entirely at shareholder risk, and would not be funded by rates charged for utility services.

     PD. The PD rejects any decision on new product and service flexibility and defers the issue to future regulatory proceedings.

                              Sharing Mechanism

      SoCalGas' Proposal. SoCalGas proposes no earnings sharing, for either profits or losses, since SoCalGas believes that absence of a sharing mechanism is more compatible with the competitive environment the industry is rapidly moving toward.

      PD. The PD imposes a "sharing mechanism" for earnings that exceed a specified rate of return to ensure that some of the profits above certain levels be shared with ratepayers rather than going solely to the Company. While the PD adopts sharing on earnings above the authorized rate of return, it does not propose any similar "downside" sharing.

                                 Base Margin

      SoCalGas' Proposal. SoCalGas' initial application reflected a base margin reduction of $61.2 million as compared to its authorized 1995 level. After reaching various stipulations with the Commission's staff, our final position was a reduction of $110 million.

      PD. The PD adopts a starting base margin level that reflects a net reduction of $182 million. The ALJ's Proposed Decision provides SoCalGas with the option of implementing PBR now, retroactive to Jan. 1, 1997, or on Jan. 1, 1998.